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                       ADDENDUM NO. 2 TO ESCROW AGREEMENT


This ADDENDUM NO. 2 TO ESCROW AGREEMENT (this "Addendnum No. 2") is entered into on this 26th day of June, 2000 by and among MRV Communications, Inc., a corporation organized and existing under the laws of Delaware, U.S.A. ("MRV"), each person listed in the schedule attached hereto as Schedule 1 (individually, a "Selling Shareholder" and collectively "Selling Shareholders") of Fiber Optic Communications, Inc., a corporation organized and existing under the laws of the Republic of China ("FOCI"), represented by their attorneys-in-fact, Ronald Fu-Chang Wang and Steve Song-Fure Lin ("Attorneys-in-Fact"), and the law firm of Baker & McKenzie, Taipei Office having David T. Liou as its representative ("B&M"). MRV, Selling Shareholders and B&M are referred to herein individually as the "Party" and collectively as the "Parties".

                                   WITNESSETH

WHEREAS, FOCI, MRV and certain Selling Shareholders, represented by Attorneys-in-Fact, have entered into a Stock Purchase Agreement ("SPA") on the 21st day of February, 2000 and the Addendum to Stock Purchase Agreement on the 14th day of April, 2000;

WHEREAS, MRV, certain Selling Shareholders and the law firm of Baker & McKenzie, Taipei Office (the "Escrow Agent") having David Liou as its representative have entered into an Escrow Agreement (the "Escrow Agreement") on the 21st day of February, 2000 and the Addendum to Escrow Agreement on the 14th day of April, 2000;

WHEREAS, the Parties wish to enter into this Addendum No. 2 to amend certain provisions to the Escrow Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Section 6 of the Escrow Agreement shall be deleted in its entirety in exchange of the earlier release of half of the Escrowed Shares as stated in
     Section 2 of this Addendum No. 2.

2. Notwithstanding point 7 of the Escrow Agreement or other provisions in the Escrow Agreement and Addendum to the Escrow Agreement, half of the Escrowed Shares shall be taken from the Escrow Account and delivered to Attorneys-in-Fact of the Selling Shareholders no later than 30 days after the





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     effective date of the registration of MRV Shares with the United States
     Securities Exchange Commission.

3. Addendum No.2 to the SPA shall be effective as of the date of execution of this Addendum No. 2.

     IN WITNESS WHEREOF, the Parties hereto have executed this Addendum No. 2 as of the date first above written.


                      MRV COMMUNICATIONS, INC.

                      /s/ Edmund Glazer
                      --------------------------------
                      By: Edmund Glazer
                      Title: Vice president & Chief Financial Officer


                      FIBER OPTIC COMMUNICAITONS, INC.

                      /s/ Steve Song-Fure Lin
                      --------------------------------
                      By:           Steve Song-Fure Lin
                      Title:        President

                      SELLING SHAREHOLDERS

                      /s/ Ronald Fu-Chang Wang
                      --------------------------------
                      Represented by: Ronald Fu-Chang Wang

                      /s/ Steve Song-Fure Lin
                      --------------------------------
                      Represented by: Steve Song-Fure Lin


                      BAKER & MCKENZIE, TAIPEI OFFICE

                      /s/ David Liou
                      --------------------------------
                      By:  David Liou
                      Title: Senior Partner